EXHIBIT  23.3


             REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement on Form SB-2, of our report dated March 30, 2007, with respect to our audit of the consolidated balance sheets of Petrosearch Energy Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations changes in stockholders' equity, and cash flows for the years then ended, which report appears in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.



/s/ Ham, Langston & Brezina, P.C.


Houston, Texas

July 3, 2007